Exhibit 99.1

News Release	Zep Inc.
1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318

www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Strong Third Quarter Results and Continued

Progress on Cost Reduction Initiatives

•	Zep generated third quarter earnings per diluted share of $0.25

•	Operating profit and operating profit margin totaled $8.8 million and 7.2%, respectively

•	Operating profit margin, excluding charges for restructuring and other special items, improved 20 basis points from prior year third quarter

•	Net cash provided by operating activities totaled $17.5 million during the quarter; debt, net of cash, declined $16.7 million or 27% versus the second quarter of fiscal year 2009

•	SD&A costs as percentage of quarterly sales reduced by 270 basis points; non-sales headcount 10.1% lower than prior year

Atlanta, GA, July 2, 2009 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the third fiscal quarter and nine months ended May 31, 2009. Zep reported operating profit of $8.8 million during the third quarter of fiscal year 2009 compared with $0.9 million in the year-ago period. Charges for restructuring and other special items on a pretax basis totaled $9.3 million during the prior year’s third fiscal quarter. Operating profit margins, adjusted for restructuring and other special items, for the third fiscal quarter of 2009 and 2008 were 7.2% and 7.0%, respectively. Zep reported net income for the third quarter of fiscal year 2009 of $5.4 million, or $0.25 per diluted share. Net income reported in the third quarter of the year-earlier period was $0.2 million, or $0.01 per diluted share, which included $5.9 million or $0.27 per diluted share of charges related to restructuring and other special items.

John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc., stated, “The efforts of our associates and their dedication to the Company’s strategic initiatives are clearly reflected in our third quarter operating results. In the face of sustained economic headwinds, Zep delivered significant operating cash flow and strong earnings while meaningfully reducing its net debt during the quarter. Weak customer demand across a number of our end-markets coupled with high raw material costs continued to place downward pressure on our operating margins. However, our restructuring and cost reduction measures have gained additional traction, and our third quarter gross profit margin exceeded that of the second quarter by 2.7 percentage points. I believe our ability to generate robust cash flow and strengthen our balance sheet during these challenging economic times is a testament to Zep’s associates, our business model and our ability to continue to execute despite the recessionary environment. Economic forecasts suggest GDP may not recover until well into our fiscal year 2010. Absent significant further deterioration in current economic conditions, we expect profitability in all four quarters of our next fiscal year and believe we are well positioned for an eventual economic rebound.”

Third Quarter Results

Net sales totaled $123.0 million during the third quarter of fiscal year 2009 compared with $145.2 million in the prior year period, representing a decrease of $22.2 million, or 15.3%. During the quarter, the Company realized higher year-over-year selling prices of approximately $4.7 million, primarily from domestic operations. However, weakened demand in each of our markets resulted in volume-related sales declines of $21.5 million. Unfavorable foreign currency translation on international sales negatively impacted total net sales by $5.4 million compared with the prior year period.

Gross profit margin was 53.9% in the third quarter of fiscal year 2009 compared with 55.4% in the same period of last year. As expected, the Company began benefiting from declining raw materials costs relative to recent quarters. However, raw material costs in this fiscal year’s third quarter still outpaced those of the prior year period by $4.4 million. The impact of channel and product sales mix was responsible for approximately 70 basis points of the quarter’s decline in gross margin.

The Company reduced selling, distribution, and administrative expenses as a percentage of sales by 270 basis points during the third fiscal quarter. In addition to the $7.0 million in annualized fixed cost reductions announced in our first half, we believe we have identified an additional $3.0 million in annualized fixed cost reductions and expect to begin realizing the full benefit of these savings in our fourth quarter of fiscal year 2009. Management believes that approximately 70% of these fixed cost reductions represent sustainable improvements to the Company’s fixed cost structure that will benefit Zep in future periods, while the remainder are due to temporary cost reduction measures, such as the suspension of selected employee benefits. The Company’s quarterly cash flow from operations totaled $17.5 million during the quarter.

Nine Month Results

Net sales of $366.7 million were generated in the first nine months of fiscal year 2009 compared with $421.9 million in the prior year, representing a decrease of $55.2 million or 13.1%. Year-over-year volume-related sales declines totaled $57.1 million, and management expects continued volume weakness for the remainder of the fiscal year as the Company anticipates its customers will continue to be negatively impacted during this difficult economy.

Zep reported operating profit of $7.1 million during the first nine months of fiscal year 2009 compared with a reported operating profit of $15.5 million in the prior year period. Pretax charges related to restructuring and other special items totaled $3.0 million and $10.0 million for the nine months ended May 31, 2009 and 2008, respectively. For the nine months ended May 31, 2009, the Company reported net income of $2.9 million or $0.14 earnings per diluted share, versus the $8.4 million of net income, or $0.39 earnings per diluted share, reported in the prior year. Charges pertaining to restructuring and other special items adversely impacted net income and diluted earnings per share by $1.9 million or $0.09 in the nine months ended May 31, 2009, and $6.3 million or $0.30 in the nine months ended May 31, 2008.

The Company’s operating activities provided a net $7.4 million in cash during the first nine months of fiscal year 2009 compared with $10.5 million in the prior-year period. During the first nine months of fiscal year 2009, capital expenditures totaled $5.8 million, an increase of $0.7 million from the prior year period. Management anticipates that capital expenditures will approximate $8 million during fiscal year 2009.

Strategic Initiatives Update

During the third quarter, the Company continued to improve its core Zep Sales & Service organization by augmenting its sales force with experienced professionals that have the potential to increase their base sales levels more quickly. Furthermore, operations at the Company’s Northeastern United States distribution center in the Lehigh Valley area of Pennsylvania commenced during the fourth quarter of fiscal year 2009. Facility consolidations, which have historically resulted in improved order fill rates, reduced inventories, and reduced operating costs, remain underway. The Company has consolidated five branches in the last 90 days and expects to consolidate another four branches before the conclusion of the calendar year. The Company continues to pursue new industrial distribution partnerships with its Zep Professional product line, and remains committed to growing its Zep Commercial product line with both existing and new retailers.

Mr. Morgan concluded, “As committed, Zep has adjusted to operate as a 15% smaller company due primarily to deteriorating economic conditions. We have taken a number of actions intended to ensure the Company delivers shareholder value over the long term. I am pleased that Zep is structured to operate the business profitably in this new economic reality, and I am even more encouraged by untapped opportunities to further improve our working capital and cost structure, which will benefit Zep when the market rebounds. That said, we expect economic conditions to remain unfavorable in the near term, and we are prepared to manage the business accordingly. To this end, the continued, focused execution of our strategic initiatives has never been more important. I believe this execution will allow Zep to generate organic and pursue acquisitive growth, ultimately attaining our previously stated long-term financial objectives.”

* * *

The unaudited consolidated and combined financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information referenced in this press release, including adjusted operating profit, adjusted net income, and adjusted diluted earnings per share. Adjusted operating profit margin is equal to adjusted operating profit divided by net sales. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter results Thursday, July 2, at 9:00 AM ET. The call will be webcast and may be accessed at the Company’s website at www.zepinc.com or by dialing in at (913) 905-1085, access code: 4409669. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2008 net sales of over $574 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional, Enforcer®, National Chemical®, and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of us may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we, or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company.

Examples of forward-looking statements in this press release include but are not limited to: statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; the expectation that we will be profitable in all four quarters of the next fiscal year absent significant further deterioration in current economic conditions; and statements and related estimates concerning the benefits that the execution of our strategic initiatives will have on future financial results.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience and the historical experience of Acuity Brands, Inc. as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1a. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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Zep Inc.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except share and per-share data)

	MAY 31, 2009	AUGUST 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,613	$14,528
Accounts receivable, less reserve for doubtful accounts of $5,425 at May 31, 2009 and $3,329 at August 31, 2008	84,573	99,101
Inventories	41,838	50,782
Prepayments and other current assets	11,655	7,300
Deferred income taxes	6,966	6,614

Total Current Assets	151,645	178,325

Property, Plant, and Equipment, at cost:
Land	3,286	3,295
Buildings and leasehold improvements	56,082	53,952
Machinery and equipment	85,691	82,692

Total Property, Plant, and Equipment	145,059	139,939
Less accumulated depreciation and amortization	89,781	85,327

Property, Plant, and Equipment, net	55,278	54,612

Other Assets:
Goodwill and intangible assets	31,921	32,124
Deferred income taxes	7,048	7,387
Other long-term assets	1,594	1,623

Total Other Assets	40,563	41,134

Total Assets	$247,486	$274,071

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$11,800	$12,000
Accounts payable	35,062	46,120
Accrued compensation	16,725	21,376
Other accrued liabilities	21,222	27,223

Total Current Liabilities	84,809	106,719
Long-term debt, less current maturities	39,150	47,150

Deferred income taxes	386	410

Self-insurance reserves, less current portion	8,017	7,748

Other long-term liabilities	13,021	12,327

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,141,647 issued and outstanding at May 31, 2009, and 20,957,916 issued and outstanding at August 31, 2008	211	210
Paid-in capital	78,961	75,025
Retained earnings	9,587	9,264
Accumulated other comprehensive income items	13,344	15,218

Total Stockholders’ Equity	102,103	99,717

Total Liabilities and Stockholders’ Equity	$247,486	$274,071

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED MAY 31		NINE MONTHS ENDED MAY 31
	2009	2008	2009	2008
Net Sales	$122,961	$145,202	$366,729	$421,941
Cost of Products Sold	56,659	64,728	173,895	183,652

Gross Profit	66,302	80,474	192,834	238,289
Selling, Distribution, and Administrative Expenses	57,479	71,767	182,733	214,213
Restructuring Charge	—	7,774	3,009	8,527

Operating Profit	8,823	933	7,092	15,549
Other Expense:
Interest expense, net	370	489	1,372	2,369
Miscellaneous income (expense), net	221	34	(1,010)	31

Total Other Expense	149	455	2,382	2,338

Income before Provision for Income Taxes	8,674	478	4,710	13,211
Provision for Income Taxes	3,267	310	1,790	4,856

Net Income	$5,407	$168	$2,920	$8,355

Earnings Per Share:
Basic Earnings per Share	$0.26	$0.01	$0.14	$0.40

Basic Weighted Average Number of Shares Outstanding	21,117	20,877	21,033	20,846

Diluted Earnings per Share	$0.25	$0.01	$0.14	$0.39

Diluted Weighted Average Number of Shares Outstanding	21,264	21,323	21,236	21,197

Dividends Declared per Share	$0.04	$0.04	$0.12	$0.08

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	NINE MONTHS ENDED MAY 31
	2009	2008
Cash Provided by (Used for) Operating Activities:
Net income	$2,920	$8,355
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	5,023	5,089
Deferred income taxes	(38)	(835)
Excess tax benefits from share-based payments	(971)	(582)
Other non-cash charges	2,238	1,611
Change in assets and liabilities:
Accounts receivable	13,585	(767)
Inventories	8,575	(1,496)
Prepayments and other current assets	(4,471)	(2,266)
Accounts payable	(10,786)	403
Accrued compensation and other current liabilities	(10,311)	972
Self-insurance and other long-term liabilities	963	1,775
Other assets	716	(1,745)

Net Cash Provided by Operating Activities	7,443	10,514

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(5,795)	(5,066)
Other investing activities	121	116

Net Cash Used for Investing Activities	(5,674)	(4,950)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	60,100	84,100
Repayments of borrowings from revolving credit facility	(68,300)	(20,631)
Payment to Acuity Brands, Inc. upon separation	—	(62,500)
Employee stock purchase plan issuances	549	145
Excess tax benefit from share-based payments	971	582
Dividend payments	(2,598)	(1,752)
Repayments of other long-term debt	—	(10,325)
Net activity with Acuity Brands, Inc. prior to separation	—	5,683

Net Cash Used for Financing Activities	(9,278)	(4,698)

Effect of Exchange Rate Changes on Cash	(406)	1,048

Net Change in Cash and Cash Equivalents	(7,915)	1,914
Cash and Cash Equivalents at Beginning of Period	14,528	9,142

Cash and Cash Equivalents at End of Period	$6,613	$11,056

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except per-share data)

	Three Months Ended May		Nine Months Ended May
	2009	2008	2009	2008
Reported (GAAP) Operating Profit	$8,823	$933	$7,092	$15,549
Restructuring Charges, net of tax(a)	—	7,774	3,009	8,527
Discontinued Inventory Charge, net of tax(b)	—	1,511	—	1,511

Adjusted Operating Profit(c)	$8,823	$10,218	$10,101	$25,587

Reported (GAAP) Net Income	$5,407	$168	$2,920	$8,355
Restructuring Charges, net of tax(a)	—	4,913	1,888	5,389
Discontinued Inventory Charge, net of tax(b)	—	955	—	955

Adjusted Net Income(c)	$5,407	$6,036	$4,808	$14,699

Reported (GAAP) Diluted Earnings Per Share	$0.25	$0.01	$0.14	$0.39
Restructuring Charges(a)	—	0.23	0.09	0.25
Discontinued Inventory Charge, net of tax(b)	—	0.04	—	0.05

Adjusted Diluted Earnings Per Share(c)	$0.25	$0.28	$0.23	$0.69

(a)	During the first quarter of fiscal year 2009, Zep’s management initiated actions necessary to reduce non-sales headcount by 5%. Accordingly, we recorded a net pretax charge of $1.9 million during the three months ended November 30, 2008. This charge was entirely composed of severance related costs. In the second quarter of fiscal year 2009, the Company recorded a charge of $1.1 million as it exited two facilities, and, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, adjusted sub-lease rental income assumptions associated with a leased facility exited during the third quarter of fiscal year 2008. We believe it is useful to exclude restructuring charges from reported results as they are unrelated to our core operating performance.

During the first quarter of fiscal year 2008, Zep’s management announced its intention to pursue a strategic plan focused upon achieving the Company’s long-term financial objectives. As part of this program, we recorded a net pretax charge of $4.5 million during the third quarter of 2008 and a $0.8 million during the second quarter of fiscal 2008. These charges were primarily composed of severance related costs. Additionally, in the third quarter of fiscal 2008, we consolidated our corporate office operations and recorded a $3.3 million charge for facility lease termination costs. We believe it is useful to exclude these restructuring charges from reported results as they are unrelated to our core operating performance.

(b)

During the third quarter of fiscal year 2008, we recorded a $1.5 million charge related to discontinued inventory resulting from our product line simplification ($1.2 million for inventory write-downs was recorded within of Cost of Products Sold and $0.3 million for waste disposal was recorded within Selling, Distribution and Administrative Expenses). We believe that the expenses associated with product rationalization are not reflective of our core operating performance. Accordingly, we believe it useful to exclude these expenses from reported results.

(c)	These non-GAAP financial measures are provided to allow investors to more clearly evaluate operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.